Exhibit 99.1

Silverstar Holdings Announces Financial Results for
Period Ended March 31, 2007

Revenues Increased by 208% for Quarter
Nine Months’ Revenues Increased by 175%

BOCA RATON, FL - May 16, 2007: Silverstar Holdings, Ltd. (NASDAQ: SSTR) today reported its results of operations for the third quarter and nine months ended March 31, 2007.

In line with its previous estimates, the Company reported revenues of $4.60 million for the third quarter, an increase of approximately $3.11 million or 208% from approximately $1.49 million for the same period in 2006. For the nine month period, the Company reported revenues of $7.84 million, an increase of approximately $4.99 million or 175% compared to $2.85 million for the same period in 2006. The revenues for both periods include four-month’s revenues from Empire Interactive, PLC which was acquired in December 2006.

For the quarter, operating income (loss) before interest, taxes, depreciation and amortization was approximately ($269,000) or ($0.03) per share as compared to approximately $56,000 or $0.01 per share for the comparable period in 2006.

For the nine months, operating loss before interest, taxes, depreciation and amortization was approximately ($1,522,000) or ($0.16) per share as compared to approximately ($541,000) or ($0.06) per share for the comparable period in 2006.

For the quarter, net loss was approximately ($2,751,000) or ($0.27) per share compared to approximately ($608,000) or ($0.07) per share in 2006. The Company recorded depreciation and amortization charges of approximately $2,046,000 in the quarter ended March 31, 2007 compared to approximately $44,000 during the comparable period last year.

For the nine months, net loss was approximately ($4,995,000) or ($0.52) per share as compared to approximately ($1,111,000) or ($0.12) per share for the same period in 2006. The Company recorded depreciation and amortization charges of approximately $2,752,000 in the nine month period ended March 31, 2007 compared to approximately $129,000 during the comparable period of 2006.

“The third quarter numbers are in line with our previously released estimates and do not yet reflect the progress we have made at Empire Interactive since its acquisition. We have announced several new title releases, and made significant strides in securing additional distribution rights for what we believe will be extremely popular titles,” stated, Clive Kabatznik, CEO of Silverstar Holdings. “We look forward to continuing to execute on our business strategy of securing popular, profitable, high- profile games, which will add to both our revenues and profitability going forward.”

Among the notable recent highlights in regard to multi-platform title releases are:

•	Flat Out Ultimate Carnage -for anticipated release on Xbox 360 in June 2007.
•	Jackass –The Game –for European release in the second half of 2007.
•	Double Dragon and Speedball – released on Xbox Live Arcade.
•	The Shield – released in the current quarter.
•	Lucinda Green’s Equestrian Challenge –released in the current quarter.
•	Taito Legends –released in North America in the current quarter.

For more information see:

http://www.empireinteractive.com/corporate/files/PDFs/MCV.pdf

Silverstar Holdings and Empire Interactive will hold a shareholder update conference call at 4:15 p.m. on Wednesday, May 23, 2007:

Anyone interested in participating from within the United States should call 800-562-8369 or 913-312-1299 if calling internationally approximately five to 10 minutes prior to 4:15 p.m. Participants should ask for the Silverstar Holdings, Ltd. shareholder update conference call. If you are unable to participate in the conference call, please see: http://investor.shareholder.com/media/eventdetail.cfm?mediaid=25672&c=SSTR&mediakey=A2FAC2D71FBF24B63FF634A10824952B&e=0

For the free download of the Media Player, please visit:
http://www.microsoft.com/windows/windowsmedia/en/download/default.asp

About Silverstar Holdings:

Silverstar Holdings, Ltd. is a publicly traded company (NASDAQ: SSTR), focusing on acquiring controlling positions in high-growth retail-driven and fee-based electronic game businesses that stand to benefit from the economies of scale generated by the Internet and other technology-related platforms. It currently owns Empire Interactive, PLC and Strategy First, Inc.

Empire Interactive PLC is a leading developer and publisher of interactive entertainment software games such as Starsky & Hutch, Big Mutha Truckers, Ford Racing and Flat Out. Empire’s products are delivered on both console and PC platforms. Strategy First Inc. is a leading developer and worldwide publisher of entertainment software for the PC.

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company’s filings with the Securities and Exchange Commission.

Contact:

Silverstar Holdings, Inc.
Clive Kabatznik, President and CEO
561-479-0040 or clive@silverstarholdings.com

OR

Alliance Advisors, LLC
Alan Sheinwald, President
914-244-0062 or asheinwald@allianceadvisors.net

Silverstar Holdings, Ltd.
Consolidated Statement of Earnings

	Quarter Ended March 31, 2007	Quarter Ended March 31, 2006

Net revenues	$4,603,017	$1,494,991

Operating (loss) income	($ 2,315,205)	$12,257

Amortization of software development costs	$53,617	-

Amortization of acquired intangibles	$1,929,917	$35,350

Depreciation	$62,458	$8,295

Operating EBITDA	($ 269,213)	$55,902

Net loss from continuing operations	($ 2,751,028)	($ 401,300)

Net loss	($ 2,751,028)	($ 608,112)

Operating EBITDA per share	($ 0.03)	$0.01

Net loss per share from continuing operations	($ 0.27)	($ 0.05)

Net loss per share	($ 0.27)	($ 0.07)

Weighted average number of shares outstanding	10,119,834	9,098,584

Silverstar Holdings, Ltd.
Consolidated Statement of Earnings

	Nine Months Ended March 31, 2007	Nine Months Ended March 31, 2006

Net revenues	$7,842,551	$2,849,134

Operating loss	($4,273,994)	($ 669,451)

Amortization of software development costs	$53,617	-

Amortization of acquired intangibles	$2,603,105	$104,052

Depreciation	$95,136	$24,522

Operating EBITDA	($1,522,136)	($ 540,877)

Net loss from continuing operations	($4,994,137)	($1,262,184)

Net loss	($4,994,137)	($1,111,373)

Operating EBITDA per share	($ 0.16)	($ 0.06)

Net (loss) per share from continuing operations	($ .52)	($ .14)

Net loss per share	($ 0.52)	($ 0.12)

Weighted average number of shares outstanding	9,566,642	9,081,229